Exhibit 4.15

Facility Agriculture Park Overall Construction Contract

Party A (Employer): Beijing ReTo Hengye Technology Co., Ltd.

Unified Social Credit Code: ******

Party B (Contractor): Shanxi Wanxing Longda Industrial Co., Ltd.

Unified Social Credit Code: ******

In accordance with the Civil Code of the People’s Republic of China, the Construction Law of the People’s Republic of China and other relevant laws and regulations, to clarify the rights, obligations and liabilities of both parties in the overall construction contracting cooperation of the facility agriculture park, and following the principles of equality, voluntariness, fairness and good faith, both parties hereto have reached the following contract terms through friendly negotiation for mutual compliance.

Article 1 Project Overview

1.1 Project Name: Overall Construction of Tropical Fruit Planting Greenhouses and Park Infrastructure

1.2 Project Location: Lingqiu County, Datong City, Shanxi Province

1.3 Project Content and Scale: A modern facility agriculture park with 180 tropical fruit planting greenhouses, including five categories of facilities:

(1) Park infrastructure including water, electricity, road and network systems (water conservancy, power, road, network & intelligent engineering, and other ancillary works);

(2) Greenhouse main structure (hot-dip galvanized steel frame, outer PO film, inner insulation quilt, etc.);

(3) In-greenhouse environmental control system (wet curtain + negative pressure fan, high-pressure spray cooler, etc.);

(4) In-greenhouse water and fertilizer management system (central water reservoir, pressurized pump station, drip irrigation system, etc.);

(5) Pest control and auxiliary facilities (insect-proof net, insect sticky board, IoT monitoring platform, etc.).

Details are set out in Appendix 1 Planting Greenhouse Construction List.

1.4 Contract Scope: All works specified in the design drawings, bill of quantities and relevant technical documents, including but not limited to construction, procurement and installation of materials and equipment, commissioning, acceptance and warranty.

Article 2 Contract Price

2.1 Total Project Price (tax included): RMB 102,000,000.00 (Say: One Hundred and Two Million Yuan Only).

2.2 The contract price is a fixed lump sum price, covering labor, materials, equipment, transportation, installation, commissioning, inspection, acceptance, profit, tax and all responsibilities, obligations and risks expressly or impliedly under the contract. Subject to design changes approved in writing by Party A, the contract price shall not be adjusted in principle.

Article 3 Construction Period

3.1 Construction Period: 730 calendar days, commencing on the date of Party A’s written notice to start work.

3.2 Completion and Acceptance Deadline: Before September 30, 2027.

Article 4 Quality Standards

4.1 The project quality shall comply with the current national acceptance standards including Unified Standard for Construction Quality Acceptance of Building Engineering, Technical Code for Greenhouse Engineering, Quality Standard for Water-saving Irrigation Engineering and Equipment, and pass special acceptance by relevant competent authorities (if applicable).

4.2 Party B shall construct strictly in accordance with design drawings, construction specifications and Party A’s requirements, establish a sound quality assurance system, and conduct quality control throughout construction. All materials and equipment must meet national quality standards and contract stipulations, with quality certificates submitted and approved by Party A before use. Key equipment such as hot-dip galvanized steel pipes, PO film and integrated water-fertilizer machine must provide original factory certificates and inspection reports.

Article 5 Payment Terms

5.1 Advance Payment: Within 7 working days after contract execution, Party A shall pay 80% of the total contract price, namely RMB 81,600,000.00 (Say: Eighty-one Million Six Hundred Thousand Yuan Only) as project advance payment.

5.2 Progress Payment 1: Within 7 working days after completion and acceptance of park infrastructure and greenhouse main structure by Party A, Party A shall pay 10% of the total contract price, namely RMB 10,200,000.00 (Say: Ten Million Two Hundred Thousand Yuan Only).

5.3 Progress Payment 2: Within 7 working days after completion and acceptance of in-greenhouse facilities by Party A, Party A shall pay 10% of the total contract price, namely RMB 10,200,000.00 (Say: Ten Million Two Hundred Thousand Yuan Only).

5.4 Final Settlement Payment: Within 7 working days after project completion acceptance, complete handover of settlement documents and conclusion of settlement audit, Party A shall pay up to 95% of the total settlement price.

5.5 Quality Retention Money: 5% of the total settlement price shall be retained as quality warranty fund, which shall be paid in one lump sum without interest by Party A within 7 working days after the warranty period expires with no quality defects.

Article 6 Rights and Obligations of Both Parties

6.1 Party A’s Obligations

(1) Provide design drawings, bill of quantities and other technical documents, organize drawing review and technical disclosure;

(2) Appoint Guo Wan as on-site representative to supervise quality and progress, coordinate construction issues, and sign project documents;

(3) Make timely payments in accordance with the contract.

6.2 Party B’s Obligations

(1) Construct strictly in accordance with the contract and design drawings to ensure quality and schedule;

(2) Be responsible for safe and civilized construction, and bear full liability for safety accidents, injuries and property losses caused by its own fault;

(3) Appoint Xiao Xuan as project manager to oversee on-site construction management and coordination;

(4) Handle construction permits and other certificates (except materials to be provided by Party A) at its own cost;

(5) Compile and submit complete completion documents (as-built drawings, acceptance reports, equipment commissioning reports, inspection reports, etc.) and assist Party A in completion acceptance;

(6) Provide training on equipment operation and maintenance for Party A’s personnel;

(7) Perform warranty repairs within the warranty period, and dispatch personnel within 24 hours upon receipt of Party A’s repair notice.

Article 7 Design Changes

7.1 If Party A needs to change the design during construction, it shall send a written design change notice to Party B 7 working days in advance and provide revised drawings and technical documents.

7.2 Upon receipt of the change notice, Party B shall submit the cost estimate and schedule adjustment plan within 3 working days. Construction may proceed only after approval by Party A. The cost and period of changed works shall be implemented per the confirmed plan.

7.3 Party B shall construct strictly in accordance with design documents. Any rationalization proposal shall be submitted in writing to Party A and implemented only after approval and signing of a change order.

Article 8 Liability for Breach of Contract

8.1 If Party A delays payment, it shall pay liquidated damages at 0.05% of the overdue amount per day. If delay exceeds 30 days, Party B may suspend construction, and Party A shall bear resulting delays and losses.

8.2 If Party B delays completion, it shall pay liquidated damages at 0.05% of the total contract price per day. If delay exceeds 15 days, Party A may claim 10% of the total contract price as liquidated damages. If delay exceeds 30 days, Party A may unilaterally terminate the contract. Upon termination, Party B shall refund all payments, pay liquidated damages, and compensate all losses within 15 days.

8.3 If the project quality fails to meet standards, Party B shall rework and rectify free of charge until qualified, and bear delays and losses. If still unqualified after rework, Party A may terminate the contract; Party B shall refund all payments, pay 20% of the total contract price as liquidated damages, and compensate all losses.

8.4 If Party B fails to provide equipment training or warranty services, it shall pay 5% of the total contract price as liquidated damages and compensate resulting losses.

8.5 Either party in breach shall compensate the non-breaching party for all losses including direct losses, expected benefits, third-party penalties, and claim expenses, in addition to liquidated damages.

Article 9 Quality Warranty

9.1 Warranty Period:

●	Main structure (foundation, steel frame): minimum 10 years

●	Waterproof works: 5 years

●	Environmental control system, integrated water-fertilizer system: 3 years

●	Other works: 2 years

The warranty period commences on the date of overall completion acceptance.

9.2 During the warranty period, Party B shall repair or replace defective works caused by construction or equipment quality free of charge. Repairs due to improper use or force majeure shall be provided by Party B at Party A’s cost.

9.3 The quality retention money shall be released based on actual performance. If Party B fails to perform warranty obligations, Party A may use the retention money for repairs and recover any shortfall from Party B.

Article 10 Confidentiality

Both parties shall keep confidential all technical data and trade secrets related to the project. No disclosure to a third party is allowed without prior consent, otherwise the breaching party shall bear all resulting losses. This obligation shall survive contract termination.

Article 11 Force Majeure

In the event of force majeure (earthquake, flood, typhoon, etc.), the affected party shall notify the other party promptly and provide supporting documents within 15 days. Both parties shall negotiate partial performance, extension or termination based on the impact, and losses shall be borne by each party respectively.

Article 12 Dispute Resolution

Any dispute arising from the contract shall be settled through negotiation. If negotiation fails, both parties agree to submit the dispute to the people’s court where Party A is located for litigation.

Article 13 Miscellaneous

13.1 The contract shall take effect upon signature by legal representatives or authorized representatives and affixation of official seals or contract special seals of both parties.

13.2 The contract is made in four originals, two for each party, with equal legal effect.

13.3 Matters not covered herein may be settled by supplementary agreement, which shall have the same legal effect as the contract.

13.4 All notices during performance shall be in writing (including email, SMS, fax). The addresses set forth below are service addresses for notices and judicial documents. Any change of address shall be notified in writing on the date of change; otherwise, notices sent to the above addresses shall be deemed duly served.

Party A Service Address: Beijing ReTo Hengye Technology Co., Ltd.

Contact: Duan Zhaojiang

Tel: 18611520892

Party B Service Address: Shanxi Wanxing Longda Industrial Co., Ltd.

Contact: Guo Wenxing

Tel: 18703415889

(No text below)

Party A (Seal): Beijing ReTo Hengye Technology Co., Ltd.

Authorized Agent (Signature): /s/ Company Seal

Party B (Seal): Shanxi Wanxing Longda Industrial Co., Ltd.

Authorized Agent (Signature): /s/ Company Seal

Signing Date: September 30, 2025

Signing Location: Beijing

Attachment: List of Greenhouse Construction

No.	Facility Category	Item	Specification	Unit	Quantity	Remarks
1	Greenhouse Main Structure	Hot-dip galvanized steel pipe frame	Main arch tube: Φ32×2.0 mm; auxiliary arch tube: Φ25×1.5 mm	-	-	Including connectors and embedded parts; wind resistance ≥ Grade 8
	Outer PO film	8 filaments, light transmittance ≥ 85%, anti-UV	m²	172,800	Total covering area for 180 greenhouses
	Inner insulation quilt (for northern China)	-	m²	172,800	Optional for southern China
	Film roller (4 sets/greenhouse) & top window motor (2 sets/greenhouse)	-	set	Film rollers: 720; motors: 360	Control side and top window opening
	Concrete ring beam foundation	C25 concrete, width 30 cm, height 20 cm	m	28,800	Total perimeter of 180 greenhouses, including embedded parts installation
	Drainage ditches	Open ditches between greenhouses: 30×40 cm; underground ditches inside greenhouses	-	Open ditches: 14,400 m	Fully connected to the central reservoir
	Hardened paths between greenhouses	C20 concrete, width 3 m, thickness 10 cm	m²	86,400	Cover all paths between greenhouses

No.	Facility Category	Item	Specification	Unit	Quantity	Remarks
2	Ventilation & Cooling & Heating System	Cooling pad + negative pressure fan	Cooling pad: 1.5×8 m/set	-	Cooling pads: 180; fans: 360	1 set of cooling pads + 2 fans per greenhouse
	High-pressure spray cooler	Atomization particle size: 5–10 μm, range: 15 m	unit	20	For public areas and heat-sensitive areas
	Hot air furnace (for northern China)	-	-	-	-	For winter heating in northern China, with matching heat dissipation pipes
	Heating cable	1000 W/set, length 50 m	set	50	Arranged as needed
	LED grow light + temperature & humidity sensor	Light ratio 7:3; sensor accuracy: ±0.5°C / ±5% RH	-	Lights: 1,440; sensors: 180	8 grow lights and 1 sensor per greenhouse, linked control
3	Water and Fertilizer Management System	Central reservoir	5000 m³, C25 concrete, supporting facilities	unit	1	Core centralized water supply for the whole area
	Pump house (50 m²/unit) & water pump	Pump flow: rated capacity	unit/set	Pump houses: 2; pumps: 4	One for use, one for backup to ensure water supply
	Main water supply pipeline	Φ110 PE pipe, pressure rating 1.0 MPa	m	5,000	Buried, covering all greenhouses
	Drip irrigation system per greenhouse	Φ50 branch pipe, Φ16 drip tape (2 L/h), including filter and solenoid valve	-	-	1 set per greenhouse for precise root irrigation
	Fertilizer mixing tank	-	unit	20	-

No.	Facility Category	Item	Specification	Unit	Quantity	Remarks
4	Pest Control Facilities	Insect-proof net	-	m²	-	Cover all greenhouse vents
	Sticky trap (40×25 cm) & insecticidal lamp	-	-	-	-	-
	Soil sterilizer (steam type)	Treatment capacity: 500 m²/h	unit	5	-
5	Auxiliary Facilities	Cement column (Φ10 cm, height 2.5 m) & hanging rope	-	set/m	Rope: 360,000	For climbing tropical fruits
	Tool room & disinfection area	-	-	Tool rooms: 2; disinfection area: 1	-
	IoT monitoring platform	-	-	-	-	-
	Power distribution cabinet & operation walkway	-	unit/m²	Power distribution cabinets: 10	-